EXHIBIT 99.1

LIFE FINANCIAL CORPORATION ANNOUNCES AMENDED AGREEMENT TO ISSUE NOTES AND WARRANTS AND TERMINATION OF LETTER OF INTENT WITH VINEYARD NATIONAL BANCORP

    November 23, 2001—Life Financial Corporation (Nasdaq: LFCO) (the "Company") announced that it has entered into an amended agreement with New Life Holdings to issue $12,000,000 in notes and warrants to purchase 1,166,400 shares, which, if exercised would represent 47% of the Company's common stock. The Note and Warrant Purchase Agreement and related documents are subject to shareholder and regulatory approvals. The amended agreement removed the majority of the conditions and covenants that must be met before the closing of the transaction. The Company simultaneously announced the termination of the Letter of Intent to merge with Vineyard National Bancorp (Nasdaq: VNBC)

    The closing of the transaction is expected to take place during the first quarter of 2002. The Company intends to utilize the proceeds from the issuance of the notes to infuse capital into Life Bank (the "Bank"), its wholly owned subsidiary, purchase certain assets from the Bank and settle other obligations.

    Steven R. Gardner, the President and CEO of the Company said, "The Company is extremely pleased to have this financing arrangement in place and we are looking forward to a long and profitable partnership with New Life Holdings. The financing will allow the Company to implement its business plan and it will also facilitate the resolution of the regulatory issues and restrictions imposed upon the Company and the Bank." Mr. Gardner added "the decision to terminate the proposed merger with Vineyard National Bancorp was a difficult one, however, the financing arrangement proved to be a superior alternative to our shareholders."

FORWARD-LOOKING COMMENTS

    The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.

    Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks:

    Changes in the performance of the financial markets;

    Changes in the demand for and market acceptance of the Company's products and services;

    Changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive products and pricing; the effect of the Company's policies; the continued availability of adequate funding sources; and various legal, regulatory and litigation risks.

    FOR INFORMATION ON LIFE FINANCIAL-PLEASE E-MAIL YOUR REQUEST TO rpainter@lifebank.net OR CALL ROY L. PAINTER, CHIEF FINANCIAL OFFICER AT 909.637.4095 OR STEVEN R. GARDNER, PRESIDENT AND CHIEF EXECUTIVE OFFICER AT 909.637.4110. PLEASE INCLUDE YOUR PHONE, FACSIMILE AND MAILING ADDRESS.